Exhibit 99.2

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

2015 RESTRICTED STOCK AWARD AGREEMENT

Dear [NAME],

We are pleased to advise you that the Board of Directors of Office Depot, Inc. (the “Board” and the “Company”, respectively) has on [DATE] (the “Grant Date”) granted you a restricted stock award (your “Award”) pursuant to the Office Depot, Inc. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this 2015 Restricted Stock Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This Award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Award

You have been granted [NUMBER] (XXX) shares of the Company’s common stock subject to the provisions and restrictions contained in the Plan and this Agreement (the “Shares”).

2.	Vesting

The Shares are fully vested on the Grant Date.

3.	Conformity with Plan

Your Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Compensation Committee of the Board (the “Committee”) reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that this Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan.

By executing and returning the enclosed copy of this Agreement, you agree to be bound by all of the terms of the Plan, and you acknowledge availability and accessibility of the Plan document, the Plan prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation, at 561-438-8225.

Restricted Stock

Award Agreement

4.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of the Shares is necessary or desirable as a condition of, or in connection with, the granting of same, no Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for Shares shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the common stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.

The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

5.	Successors

The grant of your Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

6.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted).

7.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Restricted Stock

Award Agreement

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIS and Shared Services

6600 North Military Trail, C278

Boca Raton, FL 33496

561-438-2660

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

8.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

9.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By signing this Agreement, you accept the Award in full satisfaction of any and all obligations of the Company to grant restricted stock awards to you as of the date hereof.

10.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

11.	Section 409A

It is intended, and this Agreement shall be construed, so that the Shares shall be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, if for any reason any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code section 409A and the Department of Treasury regulations and other guidance thereunder, it is intended, and this Agreement shall be construed, so that such compensation complies with the requirements of Code section 409A and such regulations and guidance. You acknowledge and agree that the Company has made no representation regarding the tax treatment of the Award and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to the Award.

Restricted Stock

Award Agreement

12.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

Please execute the enclosed copy of this Agreement and return it to the Company’s Director, Executive Compensation & International Compensation, at the address below to confirm your understanding and acknowledgment of the terms contained in this Agreement:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, FL 33496

Very truly yours,

OFFICE DEPOT, INC.

By:

Enclosure: Copy of Restricted Stock Award Agreement for return to Company

Acceptance by Participant of Restricted Stock Award Agreement:

Signature:

Name:

Date:

Restricted Stock

Award Agreement

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